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                                                                      EXHIBIT 11
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                       COMPUTER TASK GROUP, INCORPORATED
                       ---------------------------------




Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.


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                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                 (amounts in thousands, except per share data)



Year Ended December 31:
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
                                                     1995          1994         1993         1992         1991
                                                     ----          ----         ----         ----         ----
Average number of shares
  outstanding during year.................          8,329         8,969        9,097        8,589        7,833
Add Common Stock equivalents
       -- Incremental shares under
          stock option plans..............            416            70            4           13           29
       -- Incremental shares
          related to convertible
          preferred stock.................              -           227        1,448        1,448        1,448


Number of shares on which
  fully diluted earnings per
  share based.............................          8,745         9,266       10,549       10,050        9,310


Net income/(loss) for the year............       $ 10,776     $   4,797    $ (27,673)   $   5,602    $     890
Fully diluted earnings per
  share...................................       $   1.23     $    0.52    $   (2.62)   $    0.56    $    0.10
Primary earnings per
  share...................................       $   1.23     $    0.52    $   (2.62)   $    0.56    $    0.10